Filed Pursuant to Rule 433 Registration Nos. 333-278184 and 333-278184-02

NextEra Energy Capital Holdings, Inc.

Pricing Term Sheet

January 30, 2025

Issuer:	NextEra Energy Capital Holdings, Inc.

Designations:	4.85% Debentures, Series due February 4, 2028 (“2028 Debentures”)
5.05% Debentures, Series due March 15, 2030 (“2030 Debentures”)
5.30% Debentures, Series due March 15, 2032 (“2032 Debentures”)
5.45% Debentures, Series due March 15, 2035 (“2035 Debentures”)
5.90% Debentures, Series due March 15, 2055 (“2055 Debentures”, and together with the 2028 Debentures, 2030 Debentures, 2032 Debentures and 2035 Debentures, “Fixed Rate Debentures”)
Floating Rate Debentures, Series due February 4, 2028 (“Floating Rate Debentures”)

Registration Format:	SEC Registered

Principal Amount:	2028 Debentures:	$1,000,000,000
	2030 Debentures:	$1,000,000,000
	2032 Debentures:	$750,000,000
	2035 Debentures:	$1,000,000,000
	2055 Debentures:	$750,000,000
	Floating Rate Debentures:	$500,000,000

Date of Maturity:	2028 Debentures:	February 4, 2028
	2030 Debentures:	March 15, 2030
	2032 Debentures:	March 15, 2032
	2035 Debentures:	March 15, 2035
	2055 Debentures:	March 15, 2055
	Floating Rate Debentures:	February 4, 2028

Interest Payment Dates:

2028 Debentures: Semi-annually in arrears on February 4 and August 4 of each year, beginning August 4, 2025

2030 Debentures, 2032 Debentures, 2035 Debentures and 2055 Debentures: Semi-annually in arrears on March 15 and September 15 of each year, beginning September 15, 2025

Floating Rate Debentures: Quarterly in arrears on February 4, May 4, August 4 and November 4 of each year, beginning May 4, 2025

Coupon Rate:	2028 Debentures:	4.85%
	2030 Debentures:	5.05%
	2032 Debentures:	5.30%
	2035 Debentures:	5.45%
	2055 Debentures:	5.90%
	Floating Rate Debentures:	Floating rate based on Compounded SOFR plus 0.80%, calculated quarterly

Price to Public:	2028 Debentures:	99.997% of the principal amount thereof
	2030 Debentures:	99.974% of the principal amount thereof
	2032 Debentures:	99.985% of the principal amount thereof
	2035 Debentures:	99.621% of the principal amount thereof
	2055 Debentures:	99.723% of the principal amount thereof
	Floating Rate Debentures:	100.000% of the principal amount thereof

Benchmark Treasury with respect to Fixed Rate Debentures:	2028 Debentures:	4.250% due January 15, 2028
	2030 Debentures:	4.375% due December 31, 2029
	2032 Debentures:	4.500% due December 31, 2031
	2035 Debentures:	4.250% due November 15, 2034
	2055 Debentures:	4.250% due August 15, 2054

Benchmark Treasury Yield with respect to Fixed Rate Debentures:	2028 Debentures:	4.251%
	2030 Debentures:	4.324%
	2032 Debentures:	4.421%
	2035 Debentures:	4.518%
	2055 Debentures:	4.789%

Spread to Benchmark Treasury Yield with respect to Fixed Rate Debentures:	2028 Debentures:	60 basis points
	2030 Debentures:	73 basis points
	2032 Debentures:	88 basis points
	2035 Debentures:	98 basis points
	2055 Debentures:	113 basis points

Reoffer Yield with respect to Fixed Rate Debentures:	2028 Debentures:	4.851%
	2030 Debentures:	5.054%
	2032 Debentures:	5.301%
	2035 Debentures:	5.498%
	2055 Debentures:	5.919%

Optional Redemption:	2028 Debentures: Redeemable at any time at a redemption price equal to the greater of (1)(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date on a semi-annual basis at the Treasury Rate plus 10 basis points less (b) interest accrued to the redemption date, and (2) 100% of the principal amount of the 2028 Debentures to be redeemed, plus, in either case, accrued and unpaid interest thereon to the redemption date.

2030 Debentures: Prior to February 15, 2030 (the “2030 Debentures Par Call Date”) redeemable at any time at a redemption price equal to the greater of (1)(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2030 Debentures matured on the 2030 Debentures Par Call Date) on a semi-annual basis at the Treasury Rate plus 15 basis points less (b) interest accrued to the redemption date, and (2) 100% of the principal amount of the 2030 Debentures to be redeemed, plus, in either case, accrued and unpaid interest thereon to the redemption date. On or after the 2030 Debentures Par Call Date, redeemable at any time at a redemption price equal to 100% of the principal amount of the 2030 Debentures being redeemed plus accrued and unpaid interest thereon, if any, to the redemption date.

2032 Debentures: Prior to January 15, 2032 (the “2032 Debentures Par Call Date”) redeemable at any time at a redemption price equal to the greater of (1)(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2032 Debentures matured on the 2032 Debentures Par Call Date) on a semi-annual basis at the Treasury Rate plus 15 basis points less (b) interest accrued to the redemption date, and (2) 100% of the principal amount of the 2032 Debentures to be redeemed, plus, in either case, accrued and unpaid interest thereon to the redemption date. On or after the 2032 Debentures Par Call Date, redeemable at any time at a redemption price equal to 100% of the principal amount of the 2032 Debentures being redeemed plus accrued and unpaid interest thereon, if any, to the redemption date.

2035 Debentures: Prior to December 15, 2034 (the “2035 Debentures Par Call Date”) redeemable at any time at a redemption price equal to the greater of (1)(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2035 Debentures matured on the 2035 Debentures Par Call Date) on a semi-annual basis at the Treasury Rate plus 15 basis points less (b) interest accrued to the redemption date, and (2) 100% of the principal amount of the 2035 Debentures to be redeemed, plus, in either case, accrued and unpaid interest thereon to the redemption date. On or after the 2035 Debentures Par Call Date, redeemable at any time at a redemption price equal to 100% of the principal amount of the 2035 Debentures being redeemed plus accrued and unpaid interest thereon, if any, to the redemption date.

2055 Debentures: Prior to September 15, 2054 (the “2055 Debentures Par Call Date”) redeemable at any time at a redemption price equal to the greater of (1)(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2055 Debentures matured on the 2055 Debentures Par Call Date) on a semi-annual basis at the Treasury Rate plus 20 basis points less (b) interest accrued to the redemption date, and (2) 100% of the principal amount of the 2055 Debentures to be redeemed, plus, in either case, accrued and unpaid interest thereon to the redemption date. On or after the 2055 Debentures Par Call Date, redeemable at any time at a redemption price equal to 100% of the principal amount of the 2055 Debentures being redeemed plus accrued and unpaid interest thereon, if any, to the redemption date.

Floating Rate Debentures: The Floating Rate Debentures will not be redeemable at NEE Capital’s option before their maturity date.

Trade Date:	January 30, 2025

Settlement Date:	February 4, 2025

CUSIP / ISIN Number:	2028 Debentures:	65339K DG2/US65339KDG22
	2030 Debentures:	65339K DJ6/US65339KDJ60
	2032 Debentures:	65339K DK3/US65339KDK34
	2035 Debentures:	65339K DL1/US65339KDL17
	2055 Debentures:	65339K DM9/US65339KDM99
	Floating Rate Debentures:	65339K DH0/US65339KDH05

Expected Credit Ratings:*
Moody’s Investors Service Inc.	“Baa1” (stable)
S&P Global Ratings	“BBB+” (stable)
Fitch Ratings, Inc.	“A-” (stable)

Joint Book-Running Managers:
Barclays Capital Inc.
BNY Mellon Capital Markets, LLC
Credit Agricole Securities (USA) Inc.
Goldman Sachs & Co. LLC
Morgan Stanley & Co. LLC
SMBC Nikko Securities America, Inc.
U.S. Bancorp Investments, Inc.
ANZ Securities, Inc.
BBVA Securities Inc.
BMO Capital Markets Corp.
BNP Paribas Securities Corp.
BofA Securities, Inc.
CIBC World Markets Corp.
Citigroup Global Markets Inc.
Commerz Markets LLC
Fifth Third Securities, Inc.
Intesa Sanpaolo IMI Securities Corp.
J.P. Morgan Securities LLC
KeyBanc Capital Markets Inc.
Mizuho Securities USA LLC
MUFG Securities Americas Inc.
nabSecurities, LLC
PNC Capital Markets LLC
Rabo Securities USA, Inc.
RBC Capital Markets, LLC
Regions Securities LLC
Santander US Capital Markets LLC
Scotia Capital (USA) Inc.
SG Americas Securities, LLC
TD Securities (USA) LLC
Truist Securities, Inc.
Wells Fargo Securities, LLC

Co-Managers:
Academy Securities, Inc.
Cabrera Capital Markets LLC
Desjardins Securities Inc.
DNB Markets, Inc.
DZ Financial Markets LLC
Hancock Whitney Investment Services, Inc.
HSBC Securities (USA) Inc.
Huntington Securities, Inc.
ICBC Standard Bank Plc
Lloyds Securities Inc.
Loop Capital Markets LLC
M&T Securities, Inc.
Mischler Financial Group, Inc.
Natixis Securities Americas LLC
R. Seelaus & Co., LLC
Samuel A. Ramirez & Company, Inc.
Siebert Williams Shank & Co., LLC
Synovus Securities, Inc.
WR Securities, LLC

Junior Co-Managers:
C.L. King & Associates, Inc.
Drexel Hamilton, LLC
Guzman & Company
MFR Securities, Inc.

*

A security rating is not a recommendation to buy, sell or hold securities and should be evaluated independently of any other rating. The rating is subject to revision or withdrawal at any time by the assigning rating organization.

The terms “Treasury Rate” and “Compounded SOFR” have the meaning ascribed to each such term in the Issuer’s Preliminary Prospectus Supplement, dated January 30, 2025.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll-free at (888) 603-5847; BNY Mellon Capital Markets, LLC toll-free at (800) 269-6864; Credit Agricole Securities (USA) Inc. toll-free (866) 807-6030; Goldman Sachs & Co. LLC toll-free at (866) 471-2526; Morgan Stanley & Co. LLC toll-free at (866) 718-1649; SMBC Nikko Securities America, Inc. toll-free at (888) 868-6856; or U.S. Bancorp Investments, Inc. toll-free at (877) 558-2607.